Exhibit 10.16

MannKind Corporation

Board of Directors Compensation Program for Non-employee Directors

Adopted November 17, 2017

Type of Compensation	Amount
Annual Cash Retainer	$50,000 (cash)
Equity Vehicle	100% restricted stock unit (Restricted stock units vest immediately, but shares will not be distributed until the director leaves the board.)
Annual Equity Grant	Intended equity value: $150,000 (The number of shares will be determined using the then-current guideline price for employee equity awards.)
Initial Equity Grant	None.
Independent Chairman Annual Premium	$32,500 (cash)
Committee Member Annual Compensation	Audit: $10,000 Compensation: $7,500 Nominating and Corporate Governance: $5,000 (cash)
Committee Chair Annual Premiums	Audit: $15,000 Compensation: $12,500 Nominating and Corporate Governance: $5,000 (cash)